Exhibit 2.1
DATED THIS 13th DAY OF FEBRUARY 2006
BETWEEN
CHINA ENTERTAINMENT SPORTS LTD.
as Vendor
AND
SUN NEW MEDIA INC.
as Purchaser
___________________________
SALE & PURCHASE AGREEMENT
___________________________

THIS AGREEMENT is made on the 13th day of February 2006.
BETWEEN:
(1)	CHINA ENTERTAINMENT SPORT LTD., a public company limited by shares, incorporated in Singapore and having its registered office at 10 Hoe Chiang Road, #16-05 Keppel Towers, Singapore 089315 (the “Vendor”); and

(2)	SUN NEW MEDIA INC., a company incorporated in Minnesota in the United States of America and having its principle executive office at P.O. Box, 1142 South Diamond Bar Boulevard, Diamond Bar, CA 91765, California, United States of America and a place of business at 387 Yongjia Rd., Shanghai (the “Purchaser”).
WHEREAS:
(A)	China Sport TV Productions Ltd. (Company Registration Number. 609756) (the “Company”) is a private limited company incorporated in the British Virgin Islands and having its registered office at P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, BVI.

(B)	The Company has, as at the date hereof, an authorised share capital of US$50,000 divided into 50,000 shares of US$1 each (“Shares”), of which US$1 have been issued and fully paid-up and is engaged in the business of sports television production and broadcasting of sports programs in China with the TV production equipments of up to S$ two million.

(C)	The Vendor is as at the date of this Agreement, the legal and beneficial owner of 1 Share (the “Sale Shares”), representing 100% of the issued share capital of the Company.

(D)	The Purchaser is a listed company whose shares are traded on the OTC bulletin board in the United States of America.

(E)	The Vendor has agreed to sell the Sale Shares to the Purchaser and the Purchaser has agreed to purchase the Sale Shares from the Vendor for the consideration and otherwise on the terms and subject to the conditions set out in this Agreement.
IT IS HEREBY AGREED as follows:
1.	INTERPRETATION

1.1	In this Agreement (including the Schedules), unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Accounts Date”	means 31 March;

“Audited Accounts”	means the audited financial statements (comprising a balance sheet, profit and loss statement, notes to accounts and auditors’ certificate) with respect to the Company prepared in accordance with the accounting principles, standards and practices generally accepted at the relevant time in Singapore then in force for the financial period ended on the Accounts Date, such Accounts to include the same line items as those referred to in the Management Accounts;

“Business Day”	means any day on which commercial banks are open for business in

Singapore other than Saturdays, Sundays and days which are gazetted in Singapore as public holidays);

“Companies Act”	means the Companies Act (Chapter 50) of Singapore;

“Completion”	means completion of the sale and purchase of the Sale Shares pursuant to Clause 4;

“Completion Date”	means the date on which Completion takes place pursuant to Clause 4;

“Consideration”	has the meaning ascribed to it in Clause 3.1;

“Consideration Shares”	has the meaning ascribed to it in Clause 3.2 and “Consideration Share ” means any one of them;

“Damages”	means any and all losses, claims, causes of action, damages, and liabilities of any kind or nature whatsoever, including but not limited to, shortages, obligations, liabilities, payments, judgments, suits, litigation, proceedings, equitable relief granted, consents, agreed orders, settlements, awards, demands, offsets, defences, counterclaims, actions or proceedings, assessments, deficiencies, fines, penalties, assessments, costs, fees, disbursements, including without limitation, fees, disbursements and expenses of attorneys (including fees, disbursements and expenses of attorneys incurred in connection with the cost of defence of any claims or causes of action on an indemnity basis), accountants and other professional advisors and of expert witnesses and costs of investigation and preparation and costs of court of any kind or nature whatsoever, interest and penalties. Damages shall not include diminution in value, indirect, consequential, special or punitive damages, loss of profits or loss of reputational goodwill;

“Disclosure Letter”	the letter from the Vendor to the Purchaser to be issued in accordance with Clause 5.1.2, together with any attachments disclosing matters that are exceptions to the Warranties as at the date of this Agreement;

“Encumbrances”	means any mortgage, assignment of receivables, debenture, lien, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive or other similar right, right of first refusal and any other encumbrance or condition whatsoever other than those prescribed in the Articles of Association of the Vendor;

“Indemnified Parties”	has the meaning ascribed to it in Clause 8.1;

“Management Accounts”	means the management accounts in respect of the Company that are prepared by the Company for the financial period ended on " and up to 30 September which are subject to audit;

“Parties”	shall collectively mean the Purchaser, the Vendor and their respective permitted assigns and successors, and “Party” shall mean any one of them;

“Purchaser Shares”	means 460,526 ordinary shares of US$3.80 each in the capital of the Purchaser, uniform in all respects (including as to dividends, if any) with existing shares in the Purchaser to be issued by the Purchaser pursuant to clause 4 and "Purchaser Share” means any one of them;

“RMB”	means the lawful currency of the People’s Republic of China;

“Tax Authority”	means any taxing or other authority, body or official competent to administer, impose or collect any and all forms of taxation and statutory, governmental, supra governmental, state, provincial, local government or municipal impositions, duties, contributions and levies (including withholdings and deductions), whether in Singapore, the People’s Republic of China, Hong Kong SAR or elsewhere in the world, whenever imposed and however arising and all penalties, fines, charges, costs and interest, together with the cost of removing any charge or other encumbrance relating thereto;

“Taxation”	means any tax and any duty, impost, levy or governmental charge in the nature of tax whether domestic or foreign and any fine, penalty or interest connected therewith (a) including (without prejudice to the generality of the foregoing) corporation tax, advance corporation tax, income tax, national insurance and social security contributions, capital gains tax, inheritance tax, capital transfer tax, development land tax, GST, customs, excise and import duties, any deferred taxation and any other payment whatsoever which the Company is or may be or become bound to make to any person as a result of any enactment relating to any of the foregoing (b) but excluding any stamp duty or stamp duty reserve tax payable on this Agreement or any instrument executed pursuant to this Agreement;

“Warranties”	means the relevant representations, warranties and undertakings of the Vendor and the Purchaser, respectively and set out in Clause 5 and Schedule 1 and each shall be referred to as a “Warranty”;

“US$”	means the lawful currency of the United States of America; and

“S$”	means the lawful currency of the Republic of Singapore.

1.2	References to any statute shall be construed as references to such statute as amended or re-enacted or modified (whether before or after the date of this Agreement) from time to time.

1.3	References herein to Clauses, Schedules and Appendices are to clauses in and schedules and appendices to this Agreement. The Schedules and Appendices form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

1.4	References herein to “subsidiaries” shall mean subsidiaries as defined in the Companies Act, and to “associated companies” shall be to companies who are associates of each other, where “associates” is as defined in the Companies Act.

1.5	The headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.6	Words importing the singular shall include the plural and vice versa, words importing a specific gender shall include the other genders (male, female or neuter); and “person” shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency (notwithstanding that “person” may be sometimes used in this Agreement in conjunction with some of such words), and their respective successors, legal personal representatives and assigns, as the case may be, and pronouns shall have a similarly extended meaning.

1.7	Where an act is required to be done within a specified number of days after or from a specified date, the period is inclusive of and begins to run from the date so specified.

2.	SALE OF SHARES AND CONDITION

2.1	Subject to and conditional upon the fulfilment of the conditions precedent provided under clause 2.2 of this Agreement, the Vendor as beneficial owner hereby sells to the Purchaser, and the Purchaser hereby purchases from the Vendor, the Sale Shares at the Consideration to be satisfied by the allotment and issuance of the Consideration Shares as contemplated under clause 3.2 free from any and all Encumbrances together with all rights, benefits and entitlements attaching and accruing thereto as at the Completion Date and thereafter, and otherwise on the terms and subject to the conditions of this Agreement.

2.2	The sale and purchase of the Sale Shares is conditional upon the fulfillment of the following conditions:
(a)	on or before the Completion Date, of a due diligence exercise on the business, affairs, operations, assets, financial condition, prospects and records of the Company by the Purchaser, and the results of such due diligence exercise being satisfactory to the Purchaser in its sole and absolute discretion;

(b)	the Vendors supplying, or procuring the Company or its employees, officers, agents or representatives to supply to the Purchaser, all of the information (in such details as may be satisfactory to the Purchaser) requested by the Purchaser from time to time in connection with the due diligence exercise referred to in Clause 2.2(a) before the Completion Date;

(c)	there being no material adverse change in the prospects, operations or financial conditions as disclosed in the Audited Accounts and the Management Accounts of the Company, occurring on or before the Completion Date;

(d)	all representations, undertakings and Warranties of the Vendors under this Agreement being complied with, and remaining true, accurate and correct as at the Completion Date;

(e)	the Vendor and the Purchaser having performed all of the covenants and agreements required to be performed or caused to be performed by them respectively under this Agreement on or before the Completion Date;

(f)	there being no default by the Company in any of its obligations by which the Company may become bound or liable to be called upon to repay prematurely any loan capital or borrowed moneys on or before the Completion Date;

(g)	the approval of the Purchaser’s board of directors being obtained for (i) the Purchaser’s entry into execution, performance and completion of this Agreement; and (ii) the allotment and issuance of the Consideration Shares;

(j)	all other necessary consents, if any, required under any and all applicable laws for the sale of the Sale Shares, being granted and not withdrawn or revoked by the Vendor or any relevant third parties (including without limitation, government bodies, stock exchange and other relevant authorities having jurisdiction over the transactions contemplated under this Agreement) and if such consents are obtained subject to any conditions and where such conditions affect any of the parties, such conditions being acceptable to the party concerned and, if such conditions are required to be fulfilled before Completion, such conditions being fulfilled before Completion;

(k)	all other necessary consents, if any, required under and all applicable laws and any arrangements to which the Purchaser is a Party, for the allotment issuance of the Consideration Shares, being granted and not withdrawn or revoked by the Purchaser or any relevant third parties and if such consents are obtained subject to any conditions and where such conditions affect any of the parties, such conditions being acceptable to the party concerned and, if such conditions are required to be fulfilled before Completion, such conditions being fulfilled before Completion.
3.	CONSIDERATION

3.1	The consideration (the “Consideration”) to be paid by the Purchaser shall be US$1,750,000 (or approximately S$2,800,000).

3.2	The Consideration shall be satisfied by the issuance of 460,526 new Purchaser Shares (the “Consideration Shares”) at an issue price of US$3.80 per Consideration Share to the Vendor or (if so directed in writing by the Vendor) its nominee.

3.3	If the Purchaser is required by law to deduct withholding taxes from the Consideration, the Purchaser shall pay the full amount deducted to the relevant Authority in accordance with the relevant laws and regulations.

3.2	the Vendor understand that the Consideration Shares have not been registered under the Securities Act and are considered “restricted securities” as they are being issued pursuant to certain exemptions from the registration requirements of the Securities Act, and therefore such Consideration Shares may not be resold unless a subsequent disposition is registered under the Securities Act or is exempt from such registration. It is understood that the securities certificates evidencing the Consideration Shares will bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISTRIBUTED DIRECTLY OR INDIRECTLY, IN THE UNITED STATES, ITS TERRITORIES, POSSESSIONS, OR AREAS SUBJECT TO ITS JURISDICTION, OR TO OR FOR THE ACCOUNT OR BENEFIT OF A “U.S. PERSON” AS THAT TERM IS DEFINED IN RULE 902 OR REGULATION S OF THE ACT, AT ANY TIME PRIOR TO ONE (1) YEAR AFTER THE ISSUANCE OF THIS CERTIFICATE, EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SUCH ACT, OR (ii) IN COMPLIANCE WITH AN EXEMPTION FROM

REGISTRATION UNDER SUCH ACT. ANY SALES, TRANSFERS OR DISTRIBUTIONS OF THE SECURITIES MUST BE MADE IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S OF THE ACT.”

4.	COMPLETION OF SALE AND PURCHASE

4.1	Completion of the sale and purchase of the Sale Shares shall take place on the date falling two (2) Business Days after the date of this Agreement at the offices of the Vendor.

4.2	At Completion, the Vendor shall deliver or cause to be delivered to the Purchaser:
4.2.1	certified true copies of the resolutions passed by the board of directors of the Vendor authorizing and approving the sale of the Sale Shares from the Vendor to the Purchaser and the entry into this Agreement by the Vendor and its execution thereof;

4.2.2	the share certificates in respect of the Sale Shares, together with valid share transfer forms in respect of the Sale Shares, duly executed by the Vendor in favour of the Purchaser or (if so directed in writing by the Purchaser) its nominees;

4.2.3	certified true copies of the resolutions passed by the board of directors of the Company authorizing and approving:
(a)	the transfer of the Sale Shares to the Purchaser or (if so directed in writing by the Purchaser) its nominee;

(b)	the issue of new share certificates evidencing the Sale Shares in favour of the Purchaser or (if so directed in writing by the Purchaser) its nominee;

(c)	the entry of the name of the Purchaser or (if so directed in writing by the Purchaser) its nominee as holder of the Sale Shares in the register of members of the Company; and

(d)	the revocation of all existing authorities to bankers in respect of the operation of its bank accounts and giving authority in favour of such persons as the Purchaser may nominate to operate such accounts; and
4.2.4	such waivers or consents as may be necessary to enable the Purchaser or its nominees to be registered as holder of all the Sale Shares.
4.3	Against compliance by the Vendor with all the matters set out in Clause 4.2 above, the Purchaser shall deliver or cause to be delivered to the Vendor:
(a)	certified true copies of a resolution of the Purchaser’s board of directors authorising and approving (i) the acquisition of the Sale Shares; (ii) the Purchaser’s entry, execution and completion of this Agreement; (iii)the issue and allotment of the Consideration Shares to the Vendor or (if so directed in writing by the Vendor) its nominee; and

(b)	certified true copies of a resolution passed by the Purchaser’s board of directors authorising and approving (i) the issue of new share certificates in respect of the Consideration shares in favour of the Vendor (if so directed in writing), its nominee and (ii) where appropriate, the crediting of the Consideration shares into a securities account (as nominated in writing by the Vendor);

(c)	such documents authorisation waivers or consents as may be necessary to enable the Vendors or its nominees to be registered as holder of the Consideration Shares;
4.4	If any of the provisions of clauses 4.2 or 4.3 are not fully complied with, the Party not in default shall be entitled (in addition to and without prejudice to all other rights or remedies available to it, including (but subject always to the extent permitted by law) the right to claim damages and/or apply for specific performance:
4.4.1	to elect to terminate this Agreement; or

4.4.2	proceed with Completion so far as practicable having regard to defaults which have occurred; or

4.4.3	defer Completion to a date not more than twenty eight (28) days after the date originally fixed for Completion, in which case the provisions of this Clause 4.4 shall apply to Completion as so deferred.
5.	WARRANTIES

5.1	Each Party hereby represents and warrants to and undertakes with the other Party as follows:
5.1.1	it has full power and authority to enter into and perform this Agreement and this Agreement constitutes valid and binding obligations on it;

5.1.2	all actions, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents and approvals) in order (i) to enable it lawfully to enter into, exercise its rights and perform and comply with its obligations under this Agreement, and (ii) to ensure that those obligations are valid, legally binding and enforceable have been taken, fulfilled and done;

5.1.3	its obligations under this Agreement are valid, binding and enforceable in accordance with the terms of this Agreement;

5.1.4	its execution and delivery of, and the performance of its obligations under this Agreement will not result:
(a)	in a breach of any provision of its memorandum or articles of association (or such other constitutive document as may be appropriate) or of any agreement or arrangement to which it is a party or by which it is bound; or

(b)	in a breach of any order, judgment or decree of or undertaking to any court, government body, statutory authority or regulatory body (including without limitation any relevant stock exchange) to which the relevant Party is a party or by which it is bound.
Warranties relating to shares

5.2	Each Party hereby represents and warrants to and undertakes with the other Party as follows:
5.2.1	(a) the Vendor represents, warrants and undertakes with the Purchaser that:
(i)	it is or will on the relevant Completion Date be beneficially entitled to or is otherwise able to transfer the relevant Sale Shares to the Purchaser under this Agreement; and

(ii)	the Sale Shares are or will on the relevant Completion Date be free from all and any claims, charges, liens, equities and other encumbrances whatsoever; and
(b)	the Purchaser warrants, represents and undertakes with the Vendor that the Consideration Shares will be issued and credited as fully paid up on the Completion Date ranking pari passu in all respects with existing shares in the Purchaser and free from all and any Encumbrances.
5.3	The Vendor hereby represents and warrants to and for the benefit of the Purchaser that:
5.3.1	neither the Company nor the Vendor and their respective directors has committed and/or is in breach of any of the laws of any country in relation to the affairs of the Company and having an adverse material effect on the affairs of the Company; and
5.4	The Vendor hereby represents and warrants to and undertakes with the Purchaser in the terms set out in Schedule 1, subject to the following limitations:
5.4.1	any exceptions expressly provided for under the terms of this Agreement;

5.4.2	any matter fully and fairly disclosed in the Disclosure Letter;

5.4.3	any matter or thing disclosed in writing to the Purchaser on or before the date of this Agreement; and

5.4.4	any matter or thing hereafter done or omitted to be done pursuant to this Agreement or otherwise at the request in writing or with the approval in writing of the Purchaser.
5.5	The Parties further warrant and undertake to the other Party that each of the respective Warranties is true and accurate in all respects and not misleading at the date of this Agreement and will continue to be true and accurate in all respects and not misleading down to and including Completion.

5.6	The Vendor further warrants and undertakes to and with the Purchaser that in relation to any Warranty which refers to the knowledge, information or belief of the Vendor, that it has made reasonable enquiry into the subject matter of that Warranty.

5.7	The Warranties given in this Agreement shall not in any respect be extinguished or affected by Completion and the benefits thereof may be assigned in whole or in part by the Parties, respectively to any third party.

5.8	If prior to Completion, the relevant Parties shall become aware of any event which results or is likely to result in any of the relevant Warranties being unfulfilled, untrue, incorrect or misleading on Completion, the relevant Party shall immediately notify the other Party in writing thereof prior to Completion and it shall make any investigation concerning the event which the other Party, without prejudice to any of its rights under this Agreement, may reasonably require.

5.9	The Parties shall procure that (save only as may be necessary to give effect to this Agreement) it shall not do, allow or procure any act or omission before Completion which would constitute a breach of any of the relevant Warranties if they were given at Completion or would make any of the relevant Warranties unfulfilled, untrue, inaccurate or misleading in any respect if they were so given.

5.10	In the event of it becoming apparent on or before Completion that the relevant Party is or may be in breach of any of the relevant Warranties or any other term of this Agreement, the other Party shall be entitled to rescind this Agreement by notice in writing to the Party in breach. Upon rescission of this Agreement under this Clause 5.10, the other Party shall, in addition to its rights to damages, be entitled to be paid legal, accounting and other costs and expenses incurred by the other Party in connection with this Agreement.

6	PROFIT GUARANTEE ASSIGNMENT
6.1	The Vendor has entered into an agreement with Tidetime Sun (Group)Ltd (Listed in HKEX) (“ TIDETIME”), in Which TIDETIME guarantees, covenants and undertakes to the Vendor that the Company will attain an audited profit after tax and minority interests (“PATMI”) for each of two financial years commencing Sep.1 2004 and ending [Aug.31,2005] and commencing Sep.1 2005 and ending Aug.31 2006 respectively(the “Guarantee Period”) shall be not less than RMB2,500,000.(“Profit Guarantee”) The Vendor hereby assigns and the Purchaser hereby accepts, the right as the beneficiary of the foregoing Profit Guarantee together with all rights and claims arising from such guarantee.

6.2	The Vendor shall procure TIDETIME to enter into an agreement (“Assignment Agreement”) with the Purchaser, which stipulates the assignment of Profit Guarantee in above clause 6.1.
7.	WAIVER

7.1	Save as otherwise provided in this Agreement, no failure to exercise, nor any delay in exercising on the part of any of the Parties any right or remedy under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

8.	INDEMNITIES

8.1	Each Party shall indemnify and hold the other Party and its directors, officers, employees, agents, successors and assigns (collectively, in such capacity as the parties to be indemnified under this Agreement, the “Indemnified Parties”) harmless from and against any liability, claim, cost, loss, damage or expense (including, without limitation, reasonable legal fees and disbursements on a full indemnity basis), or judgments which they (or any of them) may incur or suffer as a result of the first mentioned Party’s breach of any of its Warranties or its failure to duly and punctually perform any covenant, agreement or undertaking on its part under this Agreement.

9.	RESTRICTION ON ANNOUNCEMENTS

9.1	Save as may be required to be disclosed pursuant to any applicable requirement issued by any competent governmental or statutory authority or rules or regulations of any relevant regulatory body (including, without limitation, any relevant stock exchange), each party undertakes that prior to Completion it will not make any announcement in connection with this Agreement unless the other party shall have given its written consent to such announcement (which consent not to be unreasonably withheld).

10.	CONTINUING EFFECT OF AGREEMENT

10.1	All provisions of this Agreement (including the Warranties), insofar as they have not been fully performed at Completion, shall not in any respect be extinguished or affected by Completion or by any other event or matter whatsoever and shall continue in full force and effect.

10.2	This Agreement shall be binding on and shall enure for the benefit of the Parties and their respective successors and assigns. Any reference in this Agreement to any of the Parties shall be construed accordingly.

11.	ENTIRE AGREEMENT

11.1	This Agreement and the documents referred to herein constitute the entire agreement and understanding of the Parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, correspondence or understanding, express or implied, oral or written. The Parties agree that no modification, variation or amendment shall be made to this Agreement unless otherwise agreed to by the Parties in writing.

12.	TIME OF THE ESSENCE

12.1	Time shall be of the essence of this Agreement, both as regards the dates and periods mentioned and as regards any dates and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.

13.	FURTHER ASSURANCE

13.1	Each Party shall at its cost execute and deliver all such instruments and other documents and take all such actions as the other Party may from time to time request in order to give full effect to the purposes of this Agreement.

14.	PARTIAL INVALIDITY

14.1	If any term or provision in this Agreement shall be held to be illegal or unenforceable, in whole or in part, by any relevant governing authority such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected.

15.	COSTS AND STAMP DUTY

15.1	Subject to Clause 15.2, each Party shall bear its own legal and other costs and expenses incurred in relation to or in connection with the negotiation, preparation and execution of this Agreement and the sale and purchase hereby agreed to be made, provided that if any Party shall lawfully exercise any right hereby conferred to rescind this Agreement before Completion the other Party shall indemnify the first-mentioned Party against expenses and costs (including legal, accounting and other costs and expenses) incurred in the preparation of this Agreement.

15.2	The Purchaser shall bear all stamp duty payable in connection with the transfer of the Sale Shares from the Vendor to the Purchaser.

16.	NOTICES

16.1	All notices, demands or other communications required or permitted to be given or made under or in connection with this Agreement shall be in writing and delivered personally or sent by prepaid registered post or by fax addressed to the intended recipient thereof at its address, or fax number, and marked for the attention of such person (if any), set out under its name (or to such other address or fax number as a Party may from time to time notify the other). Any such notice, demand or communication shall be deemed to have been duly served (if delivered personally) immediately or (if made by fax) upon receipt by the sender of the transmission report indicating that the notice or communication has been sent in full to the recipient’s fax number or such other similar medium of receipt or (if sent by post) three (3) Business Days after posting and in proving the same it shall be sufficient to show that personal delivery was made or that the envelope containing the same was duly addressed, stamped and posted or that the transmission report indicates that the notice or communication has been sent in full to the recipient’s fax number. A notice given in accordance with this Clause 16.1 but received on a non-Business Day or after business hours in the place of receipt will only be deemed to be duly served on the next Business Day in that place.

16.2	The address and facsimile number of each Party for all notices under or in connection with this Agreement are:

The Vendor	:	CHINA ENTERTAINMENT SPORT LTD.
Address	:	10 Hoe Chiang Road, #16-05 Keppel Towers, Singapore 089315
Fascimile No.	:	6324 0757
Attention	:	6324 0775

The Purchaser	:	SUN NEW MEDIA INC..
Address	:	387 Yongjia Road Shanghai

Fascimile No.	:	8621-68419749
Attention	:	John Li

or any other address or facsimile number notified by that Party for this purpose to the other Party by not less than five (5) Business Days’ notice.

17.	RIGHTS OF THIRD PARTIES

17.1	Unless otherwise expressly provided herein, the Contracts (Rights of Third Parties) Act (Chapter 53B) shall not apply to this Agreement and no person who is not a party hereto shall have or acquire any right to enforce any term pursuant to that Act.

18.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

18.1	This Agreement shall be governed by, and shall be construed in accordance with Singapore law.

18.2	Each Party hereto irrevocably agrees for the benefit of the other Party that the courts of Singapore shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and, accordingly, any legal action or proceedings arising out of or in connection with this Agreement (the “Proceedings”) shall be brought in those courts and for this purpose, each Party irrevocably submits to the jurisdiction of such courts.

18.3	Each Party hereto irrevocably waives any objection which it may at any time have to any Proceedings being commenced in the Singapore courts and any claim that any such court is not a convenient or appropriate forum.

18.4	Any process in any Proceedings anywhere may be served on any Party by being delivered to or left for that Party at its address for service of notices under Clause 16. Nothing shall affect the serving of process in any other manner permitted by law.

19.	COUNTERPARTS

19.1	This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the Parties and transmitted by fax and shall be as valid and effectual as if executed as an original.

AS WITNESS the hands of the duly authorised representatives of the Parties the day and year first before written.

The Vendor

Signed by	)
)
for and on behalf of	)
CHINA ENTERTAINMENT SPORT	)

In the presence of:

Name :

The Purchaser

Signed by	)
)
for and on behalf of	)
SUN NEW MEDIA INC.	)

In the presence of:

Name :

SCHEDULE 1
- FURTHER REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

1.	Capacity

2.	Supply Of Information

3.	Statutory Books And Accounts

4.	The Business

5.	Taxation Matters

6.	Employees

7.	Pensions, Grants And Employment Schemes

8.	Debts To And Contracts With Connected Persons

9.	Capital Commitments, Unusual Contracts And Guarantees

10.	Book Debts

11.	Insurance

12.	Title To And Condition Of Assets

13.	Compliance With Leases And Other Agreements

14.	Statutory And Other Requirements, Consents And Licences

15.	Options On Share Capital

16.	Intellectual Property Rights

17.	Properties

18.	Fees, Commissions And Brokerage

19.	Computers And Computer Systems

20.	Banking And Finance

21.	Contracts

22.	Customers And Suppliers

1.	CAPACITY

1.1	Due Incorporation

1.1.1	The Company is a company duly incorporated and validly existing under the laws of Singapore, is capable of suing and being sued in its own name, and has the power and authority to own its assets and has the requisite power and authority (corporate and otherwise) to carry on its business in accordance with the provisions of its Memorandum and Articles of Association.

1.1.2	The Company has not reduced, repaid or purchased any of its share capital, and there are no options or other agreements outstanding which call for the issue of or accord to any person the right to call for the issue of any shares in the capital of the Company or the right to require the creation of any Encumbrance over any shares in its share capital.

1.1.3	All governmental approvals, licences and authorisations which were necessary or desirable in connection with the incorporation of the Company, the allotment or transfer of its shares to the present and former holders thereof and the activation of the Company (including the appointment of directors) were duly obtained and such approvals, licences and authorisations (and of all amendments and supplements thereto) have been disclosed to the Purchaser.

1.2	Sale Shares

1.2.1	As at the date hereof, the Sale Shares are authorised, validly issued, allotted and fully paid-up.

1.2.2	The Sale Shares constitute 60% of the issued and paid up ordinary shares of the Company.

1.3	Insolvency

1.3.1	No order has been made, nor any petition or other application been presented, or resolution passed or meeting convened for the winding-up, judicial management, administration or receivership of the Company, nor are there any grounds on which any person would be entitled to have the Company wound up or placed under judicial management, administration or receivership, nor has any person threatened to present such a petition or convened or threatened to convene a meeting of the Company to consider a resolution to wind up the Company or any other resolutions, nor has any such step been taken in relation to the Company under the law relating to insolvency or the relief of debtors in any part of the world, and the Vendor is not aware of any grounds on which a petition or application could be based for the winding up, judicial management, administration or receivership of the Company.

1.3.2	No receiver, judicial manager or any other person in similar capacity (including, where relevant, an administrative receiver and manager) has been appointed over the whole or any part of any of the property, assets and/or undertaking of itself and the Company and the Vendor is not aware of any grounds on which a petition or an application could be based for the appointment of a receiver of the Company.

1.3.3	No composition in satisfaction of its debts and the debts of the Company, or scheme of arrangement in relation to its affairs or the affairs of the Company, and no compromise or arrangement between itself and the Company with their respective creditors and/or members or any class of their respective creditors and/or members, has been proposed, sanctioned or approved.

1.3.4	No distress, distraint, charging order, garnishee order, execution or any other process has been levied or applied for in respect of the whole or any part of any of its property, assets and/or undertaking and those of the Company.

1.3.5	No event has occurred causing, or which upon intervention or notice by any third party may cause, any floating charge created by the Company to crystallise or any charge created by it to become enforceable, nor has any such crystallisation occurred or is such enforcement in process.

1.3.6	In relation to the Sale Shares, no event has occurred which entitles, or which upon intervention or notice by the third party may entitle, the third party to repossess the Sale Shares.

1.3.7	The Company is able to pay its respective debts as and when they fall due.

1.3.8	The Company has not been party to any transaction with any third party or parties which, in the event of any such third party going into liquidation or a bankruptcy or similar order being made in relation to either of them, would cause any such transaction to be set aside or be voidable at the option of any person.

1.3.9	No steps have been taken or are contemplated by the Company or any third party, and no circumstances exist, which may at any time hereafter lead to a result which renders any of the warranties and representations contained herein to be no longer true or accurate.

1.3.10	No events or circumstances analogous to any of those referred to in paragraphs 1.3.1 to 1.3.9 above have occurred, subsist or are contemplated in any jurisdiction.

2.	SUPPLY OF INFORMATION

2.1	Accuracy and Adequacy of Information

2.1.1	The Recitals are true and all information contained in any written document or communication (whether oral or written), including any information on the Company, which has been given by the Vendor, its advisers, agents, representatives, officers or employees to the Purchaser or its advisers, agents, representatives, officers or employees in the course of the negotiations leading to this Agreement was when given true and accurate in all respects and is not misleading whether because of any omission or ambiguity or for any other reason and the copies of all contracts and other documents supplied to the Purchaser or any of its advisers, agents, representatives, officers or employees by or on behalf of the Vendor, its advisers, agents, representatives, officers or employees as listed in the Disclosure Letter are true and complete and the contents of such copy contracts comprise the entire agreement between the parties to them. After making due and careful enquiries, the Vendor is not aware of any fact or matter not disclosed in writing to the Purchaser which renders any such information untrue, inaccurate or misleading or the disclosure of which might reasonably affect the willingness of the Purchaser to purchase the Sale Shares from the Vendors on the terms of this Agreement or the price at or terms upon which the Purchaser would be willing to purchase them.

2.1.2	The information contained in the Disclosure Letter and the documents listed therein are true and accurate in all respects and is not misleading whether because of any omission or ambiguity or for any other reason.

2.2	Copies of Accounts, Memorandum and Articles etc.

2.2.1	The copies of the Audited Accounts, the Management Accounts, the Certificate of Incorporation of the Company, the Memorandum and Articles of Association of the Company (or the equivalent constitutive document in such other jurisdictions) delivered to the Purchaser are complete, true and accurate in all material respects, and in the case of the Memorandum and Articles of Association, they contain the full details of the rights and restrictions (if any) attached to the disposal of the Sale Shares and have attached to them copies of all such resolutions and agreements as are required by law to be delivered to and lodged with the relevant authorities for registration and all other resolutions passed by the Company or any class of shareholders other than resolutions relating to the ordinary business at any annual meeting of shareholders.

3.	STATUTORY BOOKS AND ACCOUNTS

3.1	Accounts

3.1.1	The Audited Accounts and the Management Accounts have been prepared in accordance with the provisions of all applicable laws of Singapore and in accordance with the accounting principles, standards and practices generally accepted at the relevant time in Singapore and consistent with past accounting practices adopted by the Company so as to give a true and fair view of the assets, liabilities, state of affairs, financial position and results of the Company for the relevant financial years or as at the date of the Audited Accounts or Management Accounts, as the case may be.

3.1.2	Without limiting the generality of paragraph 3.1.1. above:
(a)	the Audited Accounts and Management Accounts make full provision for all liabilities (whether actual, contingent or disputed and including finance lease commitments), all outstanding capital commitments, depreciation and amortisation and for any obsolescence of assets, and all bad or doubtful debts of the Company;

(b)	the stock and work-in-progress were included in the Audited Accounts and the Management Accounts at figures not exceeding the amounts which could in the circumstances existing as at the end of each relevant financial year or, as the case may be, the date of the Audited Accounts or Management accounts, reasonably be expected to be realised in the normal course of carrying on the business of the Company;

(c)	the rate of depreciation applied in respect of each of the fixed assets of the Company has been consistently applied over the relevant financial years and for the [five (5) months] ending on the date of the Management Accounts and is in accordance with accounting principles, standards and practices generally accepted at the relevant time in Singapore;

(d)	none of the book debts which were included in the Audited Accounts or Management Accounts or which have subsequently arisen has been outstanding for more than [three (3) months] from their respective due dates for payment or has been released on terms that the debtor has paid less than the full value of his debt and all such debts have realised or will realise in the normal course of collection their full value as included in the Audited Accounts or Management Accounts or in the books of the Company after taking into account the provision for bad and doubtful debts made in the Audited Accounts or Management Accounts. For the avoidance of doubt, a debt shall not be regarded as realising its full value to the extent that it is paid, received or otherwise recovered in circumstances in which such payment, receipt or recovery is or may be void, voidable or otherwise liable to be reclaimed or set aside;

(e)	The profits and losses of the Company as shown by the Audited Accounts for the financial year ended on the Accounts Date and the Management Accounts and the trend of profits thereby shown have not (except as therein disclosed) been affected to a material extent by inconsistencies of accounting practices, by the inclusion of non-recurring items of income or expenditure, by transactions entered into otherwise than on normal commercial terms or by any other factors rendering such profits for all or any of such periods exceptionally high or low (other than as disclosed in the relevant accounts);

(f)	The Company has no outstanding loan capital and has not factored any of its debts, or engaged in financing of a type which would not be required to be shown or reflected in the Audited Accounts and the Management Accounts or borrowed any money which it has not repaid and that the Company has no any other debt whatsoever other than as disclosed in the Audited Accounts and the Management Accounts;

(g)	There are no liabilities (including contingent liabilities) which are outstanding on the part of the Company, other than those liabilities disclosed in the Audited Accounts and the Management Accounts or which have arisen in the ordinary course of business since the Accounts Date and the date of the Management Accounts respectively;

(h)	The Company has not been party to any transaction of material importance which, if it had taken place on or before the Accounts Date or the date of the Management Accounts, would have been required to be disclosed or reflected in the Audited Accounts and the Management Accounts;

(i)	The Management Accounts have been prepared on a basis reasonably consistent with the Audited Accounts and in accordance with accounting principles, standards and practices generally accepted in Singapore at the date of this Agreement and on Completion Date and there has been no revaluation of any assets, fixed or otherwise, from the value of those assets stated in the Audited Accounts;

(j)	Revenue costs of an occasional or seasonal nature (including any holiday pay, closure and redundancy costs of fixed-term projects or contracts, bonuses, customer rebates, excess use charges under leasing agreements and maintenance, repairs and renewals) were accrued so as to match them as closely as possible to the related income and provided in the Audited Accounts and Management Accounts to the extent of the accrual as at the date of the relevant Audited Accounts and Management Accounts respectively; and

(k)	No value was attributed in the Audited Accounts and Management Accounts to any asset which was not beneficially owned by the Company at the Accounts Date and the date of the Management Accounts or which in the case of fixed assets (not in excess of an aggregate value of S$10,000 were not in full and exclusive use for the purposes of the Company’s business.
3.1.3	Full provision or reserve has been made in the Audited Accounts and the Management Accounts for all Taxation liable to be assessed on the Company or for which it is or may become accountable in respect of:
(a)	profits, gains or income (as computed for taxation purposes) arising or accruing or deemed to arise or accrue on or before the date of the Audited Accounts and Management Accounts respectively;

(b)	any transactions effected or deemed to be effected by the Company on or before the date of the Audited Accounts and Management Accounts respectively or provided for therein; and

(c)	distributions made or deemed to be made on or before the date of the Audited Accounts and Management Accounts respectively or provided for therein.
3.1.4	Proper provision or reserve for deferred Taxation in accordance with accounting principles and standards generally accepted in Singapore has been made in the Audited Accounts and Management Accounts.

3.1.5	Except as disclosed by the Management Accounts and save in so far as full provision is made in the Management Accounts in a deferred Taxation account for taxation in respect of any balancing charges which would arise or accrue in respect of any property, assets and/or undertakings of the Company on disposal thereof at the value at which such property, assets and/or undertakings are included in the Management Accounts, the property, assets and/or undertakings are not included in the Management Accounts at such value that if they were obtained on the disposal or deemed disposal of the assets as a whole a balancing charge would arise or accrue.

3.2	Statutory Books, Books of Accounts and Other Records

3.2.1	The statutory books, books of account and other records of whatsoever kind of the Company are up to date and maintained in accordance with all applicable legal requirements on a proper and consistent basis and contain complete and accurate records of all matters required to be dealt with in such books and all such books and records and all other documents (including documents of title and copies of all subsisting agreements to which the Company is a party) which are the property of the Company or ought to be in its possession are in its possession or under its control and no notice of allegation that any of such records is incorrect or should be rectified has been received by itself and/or the Company. All accounts, documents and returns required by law to be delivered or made to any relevant authority have been duly, correctly and on a timely basis delivered or made.

4.	THE BUSINESS

4.1	Governance

4.1.1	The Company has lawfully carried on its business in the ordinary course of business so as to maintain the same as a going concern and there was no material change in its business and that its business and affairs has been properly and efficiently managed and operated in accordance with sound commercial principles and in accordance with all applicable laws and all regulations and rules of all governmental, administrative, regulatory or supervisory entities.

4.2	Business of the Company since the Accounts Date

4.2.1	Since the Accounts Date:
(a)	the business of the Company has been carried on in the ordinary course without any interruption or alteration in its nature, scope or manner so as to maintain the same as a going concern;

(b)	the Company has not disposed of any of its property, assets and/or undertakings used in connection with or otherwise in relation to its business other than in the normal course of business and have not assumed or incurred any material liabilities (including contingent liabilities) other than in the ordinary course of business;

(c)	no insurance claim by the Company has been refused or settled below the amount claimed;

(d)	the business of the Company has not been affected by the loss of any important customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent and there are no facts which are likely to give rise to any such effects;

(e)	no property, assets and/or undertakings of the Company have been revalued;

(f)	no dividend or other distribution has been declared, made or paid to any of the members or shareholders of the Company except as disclosed in writing to the Purchaser prior to the date hereof or as provided for in the Audited Accounts;

(g)	the Company has not borrowed any money or issued any guarantee or created any charge or Encumbrance over any asset other than as disclosed in the Audited Accounts;

(h)	the Company has not knowingly waived or released any proprietary rights of a material or substantial value howsoever arising;

(i)	the Company has not acquired or disposed of or granted any right or option or created any other Encumbrance;

(j)	after making due and careful enquiries, the Vendor is not aware of any circumstances making bad or doubtful any of the Company’s book debts;

(k)	there has been no material adverse change to the Company’s financial position or prospects or turnover and no event, fact or matter has occurred or is likely to occur which will or is likely to give rise to any such change;

(l)	its business has not been adversely affected by the loss of any important customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent or by any other cause and the Vendor after making due and careful enquiries is not aware of any facts which are likely to give rise to any such effects;

(m)	the Company has not entered into any transaction or assumed or incurred any liabilities (including contingent liabilities) or made any payment not provided for in the Audited Accounts and the Management Accounts;

(n)	the Company’s profits have not been affected by changes or inconsistencies in accounting treatment, by any non-recurring items of income or expenditure, by transactions of an abnormal or unusual nature or entered into otherwise than on normal commercial terms or by any other facts rendering such profits unusually high or low;

(o)	the Company has not entered into any unusual, long term and onerous commitments or contracts; and

(p)	no share or loan capital has been allotted or issued or agreed to be issued by the

Company.
4.3	Debts, Contracts, Commitments and Arrangements with Connected Persons etc.

4.3.1	With the exception of the loans, debts and securities which are contained in the Audited Accounts and Management Accounts, there are:
(a)	no outstanding bids or tender or sale or service proposals out of the ordinary course of business which are substantial in relation to the business of the Company;

(b)	no loans made by the Company and/or any director of the Company and/or any person connected with any of them except as disclosed in writing to the Purchaser;

(c)	no debts owing to the Company and/or any director of the Company and/or any such persons as aforesaid other than debts which have arisen in the ordinary course of business;

(d)	no debts owing by the Company in respect of or in connection with its business other than as disclosed in writing to the Purchaser; and

(e)	no encumbrance or any security arrangement created in respect of any such loans or debts as aforesaid.
4.3.2	There are no existing contracts or arrangements to which the Company is a party and in which the Company and/or any of its directors and/or any person connected with it are interested whether directly or indirectly save as disclosed in writing to the Purchaser.

4.3.3	There shall not be on Completion nor during the past two (2) years outstanding any arrangements or understandings (whether legally binding or not) between the Company and any person who is the beneficial owner of the Sale Shares or any person connected with any such person, relating to the management of the business or the ownership or transfer of ownership of the Sale Shares, or the provision, supply or purchase of finance, goods, services or other facilities to, by or from the Vendors and/or the Company, or otherwise howsoever relating to the business of the Company.

4.4	Sufficiency of assets

4.4.1	The assets owned or leased by the Company and the facilities and services to which the Company has a contractual right comprise all the assets, facilities and services necessary or convenient for the carrying on of the business of the Company in the manner in which they are presently conducted.

4.5	Litigation

4.5.1	The Company has carried on its business in accordance with applicable laws, regulations and by-laws in Singapore and in any relevant foreign country and there is no investigation or enquiry by, or order, decree or judgment of, any court or any governmental agency or regulatory body outstanding or anticipated against the Company which may have an effect upon its business.

4.5.2	There is no litigation, arbitration, civil or criminal prosecution or other legal proceedings claiming in damages made by or against the Company (other than in respect of claims for the recovery of trade debts) and there are no claims, facts or events which are likely to give rise to any such proceedings.

4.5.3	There are no investigations, inquiries or disciplinary proceedings by or before any regulatory or government body concerning the Company, and none are pending or threatened and there are no facts likely to give rise to any such investigation, inquiry or proceedings.

4.5.4	There is not in force any court injunction, order or directive restraining or restricting the Company from carrying on its business or any part thereof.

4.5.5	The Company is not subject to any outstanding judgement, order or decree of any court, tribunal or regulatory or government body or any undertaking to any court, judicial authority or regulatory or government body or any outstanding arbitration award; there are no civil, criminal, administrative or disciplinary or arbitration proceedings in progress, pending or threatened against the Company and there are no facts likely to give rise to any such proceedings.

4.5.6	No one and any person, for whose acts or defaults the Company may be liable, has committed any criminal, illegal or other unlawful act or any breach of contract or statutory duty or any tortious or other act or default which could lead to a claim or proceedings against the Company or give rise to or increase a liability or obligation of the Company or which could entitle any other person to terminate any contract to which the Company is a party.

4.5.7	The Company and/or its officers, agents or employees has not, for the purposes of securing any contract for the Company, given or offered any bribe or any corrupt, unlawful or immoral payment, contribution, gift, entertainment or other inducement.

4.5.8	The Company has not received notice of any claim which remains outstanding alleging the failure to perform either properly or at all any services performed or to be performed by it, nor are there any circumstances which could give rise to any such claim.

4.6	Effect of sale of the Sale Shares

4.6.1	The Vendor is not aware that after Completion (whether by reason of an existing agreement or arrangement or otherwise) or as a result of the proposed acquisition of the Sale Shares by the Purchaser:
(a)	any material customer of the Company will cease to deal with the Company or may substantially reduce its existing level of business with the Company; or

(b)	any employee will terminate its employment with the Company.
4.6.2	Compliance with this Agreement does not and will not conflict with or result in the breach of or constitute a default under any contract to which the Company is now a party, or relieve any other party to a contract with the Company of its obligations under such contract or entitle such party to terminate such contract, whether summarily or by notice which will have an adverse effect on the value of the Sale Shares.

4.7	Joint Ventures, Partnerships, etc.

4.7.1	The Company is not, nor has the Company agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association (other than an recognised trade association).

4.7.2	The Company is not, nor has the Company agreed to become, a party to any agreement or arrangement of participating with others in any business sharing commissions or other income.

4.8	Powers of Attorney

4.8.1	The Company has not given a power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or do anything on its behalf, other than any authority to employees to enter into routine trading contracts in the normal course of their duties.

4.9	Filing of Charges

4.9.1	All charges, pledges or security arrangements by or in favour of the Company have (if appropriate) been registered in accordance with the provisions of the all applicable laws or comply with the necessary formalities as to registration or otherwise in any other relevant jurisdiction have been complied with. The registered particulars of charges (if any) over assets of the Company (if any) are complete and accurate in all respects.

4.10	Restrictions on Trade

4.10.1	The Company is not a party to any agreement, arrangement or concerted practice or is carrying on any practice which in whole or in part contravenes or is invalidated by any anti-trust legislation in any other jurisdiction where the Company has property, assets and/or undertakings or carries on business.

4.10.2	The Company has not received any notification that proceedings under any applicable anti-trust law have been initiated nor are any such proceedings contemplated against the Company or any of the directors of the Company nor has any claim been made or threatened alleging any anti-trust law contravention.

4.11	Warranties and Indemnities

4.11.1	The Company has not or will not at any time prior to Completion have sold or otherwise disposed of any property, assets and/or undertakings in circumstances such that it is, or may be, still subject to any liability (whether contingent or otherwise) under any representation, warranty or indemnity given or agreed to be given on or in connection with such sale or disposal.

5.	TAXATION MATTERS

5.1	Returns, Information and Clearances

5.1.1	There is no liability on the Company to Taxation in respect of which a Taxation Claim could be made and there are no circumstances likely to give rise to such a liability.

5.1.2	The Company has duly made all returns and given or delivered all notices, accounts and information which on or before the date of this Agreement and on Completion Date ought to have been made, given or delivered for the purposes of Taxation and all such returns, notices, accounts and information (and all other information supplied to any Tax Authority or other fiscal authority concerned for any such purpose) have been made or given within the requisite periods and on a proper basis and are up-to-date, complete and correct and made on a proper basis and none of such returns, notices, accounts or information is disputed in any respect by the fiscal authority concerned and there is no fact known to the Vendor after making due and careful enquiries which might be the occasion of any such dispute or of any claim for Taxation in respect of any financial period down to and including the Accounts Date not provided for in the relevant Audited Accounts.

5.1.3	No transaction has been effected by the Company in respect of which any consent or clearance from the Tax Authorities or other governmental authorities was required or was or could have been sought (i) without such consent or clearance having been validly obtained before the transaction was effected and (ii) otherwise than in accordance with the terms of and so as to satisfy any conditions attached to such consent or clearance, and (iii) otherwise than at a time when and in circumstances in which such consent or clearance was valid and effective.

5.1.4	All particulars furnished to the Tax Authorities or other governmental authorities, in connection with the application for any consent or clearance by the Company was made fully and accurately disclosed all facts and circumstances material to the decision of such Tax Authorities or such other authorities.

5.1.5	There are no circumstances that have arisen since any application for any such consent or clearance was made which might reasonably be expected to cause such consent or clearance to be or become invalid or to be withdrawn by the Inland Revenue Authority of Singapore or the governmental authority concerned.

5.1.6	The Company has not taken any action which has had, or will have, the result of altering, prejudicing or in any way disturbing any arrangement or agreement which it has previously had with the Inland Revenue Authority of Singapore.

5.1.7	The Company has not been the subject of an investigation, discovery or access order by or involving any Tax Authority and there are no circumstances existing which make it likely that an investigation, discovery or order will be made.

5.1.8	The Company is not and has not at any time enjoyed any tax incentives or tax holidays.

5.2	Penalties and Interest

5.2.1	None of the Company or any of its respective directors or officers has paid, or become liable to pay, any fine, penalty or interest charged by virtue of any other statutory provision relating to Taxation.

5.3	Taxation Claims, Liabilities and Reliefs

5.3.1	There is no liability to Taxation in respect of which a claim could be made under this Agreement and there are no circumstances likely to give rise to such a liability.

5.3.2	All income tax, goods and services and value-added tax, salaries tax and property tax, stamp duties, withholding tax and other taxes charges and levies assessed or imposed by any government or governmental or statutory body which have been assessed upon the Company which are due and payable on or before completion have been paid and were paid on or before the relevant due date for payment.

5.3.3	In relation to goods and services tax and/or value-added or other similar tax, the Company:
(a)	has been duly registered and is a taxable person;

(b)	has complied, in all respects, with all statutory requirements, orders, provisions, directions or conditions;

(c)	maintains complete, accurate and up-to-date records as is required by the applicable legislation; and

(d)	has not been required by the relevant authorities of customs and excise to give security.
5.3.4	There are set out in the Audited Accounts and Management Accounts of the Company, particulars of all matters (if any) relating to Taxation in respect of which the Company (either alone or jointly with any other person) has, or at Completion will have, an outstanding entitlement:
(a)	to make any claim, including a supplementary claim, for income tax relief under the appropriate statue or any other statutory provision relating to taxation;

(b)	to make any election, including an election for one type of relief, or one basis, system or method of taxation, as opposed to another;

(c)	to make any appeal (including a further appeal) against an assessment to taxation;

(d)	to make any application for the postponement of, or payment by instalments of, taxation; or

(e)	to disclaim or require the postponement of any allowance or relief.
5.3.5	The Company is not nor may it become, liable to pay, or make reimbursement or indemnify in respect of, any taxation (or amounts corresponding thereto) in consequence of the failure by any other person to discharge that taxation within any specified period or otherwise, where such taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or partly) prior to Completion.

5.3.6	No relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, holdover, repayment or allowance, or otherwise) from, against or in respect of any taxation has been claimed and/or given to the Company which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring at or at any time after Completion.

5.3.7	The Company does not own or has agreed to acquire, any property, assets and/or undertakings, nor has received or agreed to receive any services or facilities (including without limitation, the benefit of any licenses or agreements), the consideration for the acquisition or provision of which was or will be in excess of its market value, or otherwise than on an arm’s length basis.

5.3.8	The Company has not incurred a loss on the disposal or deemed disposal of any property, assets and/or undertakings.

5.3.9	No property and/or assets owned by the Company has at any time since its acquisition by the Company or any company which has at any time been a member of a group (as defined from time to time for any Taxation purpose) of which the Company has at any time been a member been subjected to a reduction in value such that any allowable loss arising on its disposal is likely to be reduced or eliminated or any chargeable gain arising on its disposal is likely to be increased.

5.4	Deductions from Payments

5.4.1	The Company has complied in all respects with all statutory provisions relating to taxation and requiring the deduction of tax from any payment made by it, and has properly accounted for any such tax which ought to have been accounted for.

5.5	Anti-avoidance Provisions

5.5.1	The Company has not engaged in, or been a party to, any transaction or series of transactions or scheme or arrangement of which the main purpose, or one of the main purposes, was or could be said to be the avoidance of, or deferral of or a reduction in the liability to, taxation.

5.6	Stamp Duty

5.6.1	In relation to stamp duty assessable or payable in Singapore or elsewhere in the world, as at the date of this Agreement and as at the Completion Date, all documents in the enforcement of which the Company may be interested have been duly stamped and no document belonging to the Company now or at Completion which is subject to ad valorem stamp duty is or will be unstamped or insufficiently stamped; nor has any relief from such duty been improperly obtained, nor has any event occurred as a result of which any such duty from which the Company has obtained relief, has become payable; and all stamp duty payable upon any transfer of shares in the Company before Completion has been duly paid.

6.	EMPLOYEES

6.1	There are not in existence any contracts of service with directors or employees of the Company, nor any consultancy agreements with the Company, which cannot be terminated by [three (3) months’] notice or less or (where not reduced to writing) by reasonable notice (not exceeding a [three (3) month] period) without giving rise to any claim for damages or compensation.

6.2	There are no amounts owing to any present or former directors or to employees of the Company save for accrued benefits and remuneration due to present directors and employees of the Company, full details of which have been set out in the Audited Accounts and the Management Accounts.

6.3	Save to the extent (if any) to which provision or allowance has been made in the Audited Accounts and the Management Accounts, the Company has not made or agreed to make any payment to or provided or agreed to provide any benefit for any present or former director or employee which is not allowable as a deduction for the purposes of Taxation.

6.4	Save to the extent (if any) to which provision or allowance has been made in the Audited Accounts and the Management Accounts:
6.4.1	no liability has been incurred by the Company for breach of any contract of service or for services, for redundancy payments or for compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee; and

6.4.2	no gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee.

6.5	The Company has in relation to each of its employees (and so far as relevant to each of its former employees) complied in all respects with:
6.5.1	all obligations imposed on it by all statutes, regulations and codes of conduct and practice relevant to the relations between it and its employees or any trade union and the Company has maintained current, adequate and suitable records regarding the service of each of its employees;

6.5.2	all collective agreements and customs and practices for the time being dealing with such relations or the conditions of service of its employees; and

6.5.3	all relevant orders and awards made under any relevant statute, regulation or code of conduct and practice affecting the conditions of service of its employees.
6.6	The Company is not involved in and has not received notice of any industrial or trade dispute or any dispute or negotiation with any trade union or association of trade unions or organisation or body of employees.

6.7	Save as disclosed in the Disclosure Letter, the Company does not have in existence and is not proposing to introduce any other incentive scheme, share incentive scheme, share option scheme, profit sharing scheme or other bonus commission or incentive scheme for all or any of its directors or employees.

6.8	Save as set out in the Disclosure Letter:
6.8.1	the Company has no other employees;

6.8.2	there are no other terms and conditions of employment for any employee of the Company;

6.8.3	no employee of the Company receives or is entitled (contingently or otherwise) to receive any bonus, commission, variable remuneration, insurance benefit in kind, motor vehicle for private use or other reward other than wages or salary at a fixed rate; and

6.8.4	all employees who require a valid employment pass or other required permit entitling such employee to work in Singapore or elsewhere in the world are in possession of such valid pass or permit; and true and complete particulars of each such employee’s current remuneration, age, sex, date of commencement of continuous employment and pension scheme membership appear in the Disclosure Letter.
6.9	The Company has not offered or agreed to increase the remuneration of or to alter any of the terms and conditions of employment of any of its employees.

6.10	There are no amounts owing to any present or former employee of the Company other than remuneration accrued for the current wage or salary period or for reimbursement of normal business expenses and no present or former employee of the Company has any claim against the Company or right to be indemnified by the Company arising out of an act or omission in the course of his office or employment on or before the date of this Agreement and on Completion Date.

6.11	The employees of the Company do not have at the date of this Agreement and on Completion Date any accrued rights to holiday pay or to pay in lieu of holidays which have not been provided for in full in the Management Accounts.

6.12	The Company does not have any agreement or other arrangement (whether or not legally binding) with any trade union or other body representing employees of the Company and the Company does not recognise any trade union or other body representing employees of the Company.

6.13	There has been no strike, work to rule or industrial action (official or unofficial) by any employee of the Company within the last five (5) years.

6.14	There are no claims pending or threatened or, to the best of the knowledge of the Vendor, having made due and careful enquiries, capable of arising, against the Company:
6.14.1	by an employee or workman or third party, in respect of an accident or injury which is not fully covered by insurance; or

6.14.2	by an employee or director in relation to his terms and conditions of employment or appointment.
7.	PENSIONS, GRANTS AND EMPLOYMENT SCHEMES

7.1	There are not in existence nor has any proposal been announced to establish any retirement, death or disability benefit schemes for directors or employees nor are there any obligations to or in respect of present or former directors or employees with regard to retirement, death or disability pursuant to which the Company is or may become liable to make payments and no pension or retirement or sickness gratuity is currently being paid or has been promised by the Company to or in respect of any former director or former employee.

7.2	No grants, subsidies and allowances have been applied for or received by the Company from any government body and there are no grounds upon which any such grant, subsidy or allowance or any part thereof could be liable to be repaid or recovered whether by reason of completion of this Agreement or otherwise.

7.3	The Company is not party to any scheme or programme relating to the temporary or permanent engagement or training of employees under which it receives any subsidy or other financial assistance from any government body.

8.	DEBTS TO AND CONTRACTS WITH CONNECTED PERSONS

8.1	There are:
8.1.1	no loans made by the Company or debts (whether or not due for payment and including contingent liabilities) or unfulfilled obligations (present or future, actual or contingent) owing to the Vendors or to any director or employee of the Company or the Vendors;

8.1.2	no debts owing by the Company other than debts which have arisen in the ordinary course of business;

8.1.3	no securities given by or to the Company (including but not limited to guarantees and indemnities) for any such loans or debts as aforesaid; and

8.1.4	no claims or circumstances which may give rise to a claim against the Company by the Vendors or any director or employee of the Company .

8.2	There are no existing contracts, arrangements, understandings or engagements to which the Company is a party and in which the Vendors, any director or employee of the Company is directly or indirectly interested.

8.3	There is no contract, arrangement or understanding to which the Company is a party or by which it is bound which is not on entirely arm’s length terms.

8.4	The financial position of the Company and its results as appearing from the Audited Accounts and the Management Accounts was not and has not since been affected by any transaction, contract or arrangement not on entirely arm’s length terms.

9.	CAPITAL COMMITMENTS, UNUSUAL CONTRACTS AND GUARANTEES

9.1	The Company:
9.1.1	has no capital commitment in excess of S$10,000;

9.1.2	is not a party to any contract entered into otherwise than in the ordinary and usual course of business or any contract of an onerous or long-term nature (exceeding a 12 month period);

9.1.3	has not delegated any powers under a power of attorney which remains in effect;

9.1.4	has not by reason of any default by it in any of its obligations become bound or liable to be called upon to repay prematurely any loan capital or borrowed moneys;

9.1.5	is not a party to any agreement which is or may become terminable as a result of the entry into or completion of this Agreement;

9.1.6	has not entered into or is bound by any guarantee or indemnity under which any liability or contingent liability is outstanding;

9.1.7	is not and has not agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association; is not and has not agreed to become, a party to any agreement or arrangement for participating with others in any business sharing commissions or other income;

9.1.8	is not a party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement or any agreement or arrangement of any nature whatsoever which restricts its freedom to carry on its business in any part of the world in any manner; and

9.1.9	has not and will not at any time prior to Completion sell or otherwise dispose of any shares or assets in circumstances such that it is, or may be, still subject to any liability (whether contingent or otherwise) under any representation, warranty or indemnity given or agreed to be given on or in connection with such sale or disposal.
10.	BOOK DEBTS

10.1	Save as disclosed in the Audited Accounts and the Management Accounts, none of the book debts which are included in the Audited Accounts or which have subsequently arisen have been outstanding for more than three (3) months from their due dates for payment and each such debt has realised or will realise in the normal course of collection its full value as included in the Audited Accounts or in the books of the Company after taking into account any provision for such debt made in the Audited Accounts.

11.	INSURANCE

11.1	All assets and property of the Company which are of an insurable nature have at all material times been and are at the date of this Agreement insured to the full replacement value thereof against fire and other risks normally insured against by companies carrying on similar businesses or owning property of a similar nature and the Company has at all times been and is at the date of this Agreement and will remain up to the Completion Date adequately covered against accident, third party injury, damage and other risks normally covered by insurance by such companies.

11.2	The particulars of the insurances of the Company set out in the Disclosure Letter are true, complete and accurate.

11.3	In respect of all such insurances:
11.3.1	all premiums have been duly paid to date;

11.3.2	all the policies are in force and are not voidable on account of any act, omission or non-disclosure on the part of the insured party; and

11.3.3	there are no special or unusual terms or restrictions, the premiums payable are not in excess of the normal rates and no circumstances exist which are likely to give rise to any increase in premiums.
11.4	The Company has not made any claim on its insurers, nor have any circumstances arisen which may give rise to any claim, which (in either case) could have the effect of causing future premiums to be higher than would otherwise be the case.

12.	TITLE TO AND CONDITION OF ASSETS

12.1	All assets (including all intangible assets) owned held or used by the Company:
12.1.1	are legally and beneficially owned by the Company free from any Encumbrances;

12.1.2	are in the possession or under the exclusive control of the Company; and

12.1.3	are situated in its respective country of incorporation.
12.2	There is no Encumbrance on, over or affecting the whole or any part of the undertaking or assets of the Company and there is no agreement or commitment to give or create any Encumbrance and no claim has been made by any person to be entitled to any Encumbrance.

12.3	The Company is able to prove title to all the assets owned by it.

12.4	The Company has not received any sum, property or benefit the payment or transfer of which is liable to be avoided, or which is liable to be recovered from it, under any rule or law and does not hold any sum, property or right as trustee or constructive trustee.

12.5	The assets owned by the Company comprise all the assets necessary to enable the Company to carry on its business fully and effectively in the ordinary course, as carried on up to the present time and no such assets are used wholly or partly for any purpose other than the business of the Company.

12.6	All assets owned or used by the Company which are subject to a requirement of licensing or registration of ownership possession or use are duly licensed or registered in the sole name of the Company.

12.7	All vehicles owned or used by the Company (including without limitation company vehicles used by any of its employees) are registered in the sole name of the Company and are duly licensed and insured for all purposes for which they are used, all registration documents relating thereto are in the possession of that the Company, and all necessary goods vehicle operators’ licences are held by the Company.

12.8	The assets registers of the Company comprise a complete and accurate record of all plant, machinery, equipment and vehicles owned, held or used by the Company and are capable of being reconciled in respect of each item with the book values of such assets in the accounting records of the Company.

12.9	All plant, machinery, equipment and vehicles owned or used by the Company are in good and safe repair and condition having regard to their age, have been regularly and properly maintained and are in working order and none are in a dangerous or (in the case of vehicles) unroadworthy condition or in need of renewal or replacement.

12.10	There are no maintenance contracts in respect of the Company’s computer hardware which is reasonable or prudent to have been maintained by independent or specialist contractors in full force and effect and which the Company is obliged to maintain or repair under any hire purchase, leasing, rental, insurance or other agreement.

12.11	Subject to paragraph 12.10 above, all other maintenance contracts are in full force and effect in respect of all assets of the Company which it is normal or prudent to have maintained by independent or specialist contractors and in respect of all assets which the Company is obliged to maintain or repair under any hire purchase, leasing, rental, insurance or other agreement.

13.	COMPLIANCE WITH LEASES AND OTHER AGREEMENTS

13.1	The terms of all leases, tenancies, licences, concessions, agencies, franchises and agreements of whatsoever nature (including without limitation the agreements set out in the Disclosure Letter) to which the Company is a party have been duly complied with by the Company.

13.2	The Company is not in default under any agreement of whatsoever nature to which it is a party to and there are no circumstances likely to give rise to any such defaults.

13.3	No party with whom the Company has entered into any agreement or arrangement is in default under such agreement or arrangement and there are no circumstances likely to give rise to any such default.

13.4	No such lease, tenancy, licence, concession, agency, franchise or agreement will become subject to avoidance, revocation or be otherwise affected upon or in consequence of the making or implementation of this Agreement.

13.5	True and complete copies of all such leases, tenancies, licences, concessions, agencies, franchises and agreements have been delivered by the Vendor to the Purchaser.

14.	STATUTORY AND OTHER REQUIREMENTS, CONSENTS AND LICENCES

14.1	The Company has carried on its business in accordance with applicable laws, regulations and byelaws in Singapore or elsewhere and so far as the Vendor is aware in any relevant country. There is no investigation or enquiry by, or order, decree or judgment of, any court or any governmental agency or regulatory body outstanding or anticipated against the Company or which may have a material adverse effect upon its assets or business.

14.2	The Company has all the statutory, municipal and other licenses, consents, permits and authorities necessary or desirable for the carrying on of its business as now carried on or have been obtained, including without limitation the Licences as listed in Schedule 3 herein, and are valid and subsisting and all conditions applicable to any such license, consent (including any planning consent), permit or authority have been complied with and none of such licenses, consents, permits or authorities are subject to any onerous or unusual conditions or has been breached or is likely to be suspended, cancelled, refused or revoked.

14.3	In relation to the Licences which will expire during the period between the date of this Agreement and Completion, the Vendor confirms and undertakes that:
14.3.1	applications for the renewal of such Licences by the Company will be made within the time frame and in the manner required by the relevant Licensing Bodies;

14.3.2	there has been no indication from the relevant Licensing Bodies of any possible refusal to grant the renewal of any such Licence is and the Vendor is not aware of any reasons for which the relevant Licensing Bodies may refuse to grant such renewals to the Company; and

14.3.3	they will exercise their best endeavours to procure that the Company shall obtain the renewal of such Licences as soon as possible and immediately inform the Purchaser of any indication or notification from the relevant Licensing Body of a possible refusal by such Licensing Body to grant the renewal.
14.4	The Vendor undertakes that it shall not do, allow or procure any act or omission which would or would likely constitute a breach of the specifications, conditions, guidelines and practices necessary for the grant, continued use and renewal of the Licences or which would in any way jeopardise:
14.4.1	in the case of Licences being held by the Company as of the date of this Agreement, the Licences; and

14.4.2	in the case of any applications to any Licensing Bodies for any Licences which are pending as of the date of this Agreement, the applications for such Licences.
14.5	The Company is not in breach of the terms or conditions of such licences and permissions and the Vendor is not aware of any reason why any of them should be suspended, cancelled, refused or revoked.

15.	OPTIONS ON SHARE CAPITAL

15.1	No unissued shares of the Company are under option or agreed conditionally or unconditionally to be placed under option or created or issued.

15.2	There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting the shares in the Company and there is no agreement or commitment to give or create any of the foregoing.

16.	INTELLECTUAL PROPERTY RIGHTS

16.1	All Intellectual Property Rights used or required by the Company in connection with its business (including, without limitation, all and any products manufactured, assembled and/or sold or leased or rented by it) are in full force and effect and are vested in and beneficially owned by it.

16.2	The Company has copyright in all drawings and design rights in all designs relating to its business and all such drawings and designs are in its possession and that company has not supplied copies of any such drawings or designs to any other person.

16.3	The Company does not require any patent, trade or service mark, registered design, copyright, design right, licence or other right of any other person in order to carry on its business and none of the activities of the Company infringes any patent or other intellectual property of any kind whatsoever of any other person or gives rise to an obligation to pay any sum in the nature of a royalty.

16.4	The Company is the sole beneficial owner of its Intellectual Property Rights and (where registration is possible) the Company has been and is registered as proprietor and each of those Intellectual Property Rights is valid and enforceable, and none of them is being used, claimed, opposed or attached by any other person.

16.5	No right or licence has been granted to any person by the Company to use in any manner or to do anything which would or might otherwise infringe any of the Intellectual Property Rights; and no act has been done or omission permitted by the Company whereby such Intellectual Property Rights or any of them have ceased or might cease to be valid and enforceable.

16.6	The business of the Company (and of any licensee under a licence granted by the Company) as now carried on does not and is not likely to infringe any Intellectual Property Right of any other person (or would not do so if the same were valid) or give rise to a liability pursuant to the laws relating to Intellectual Property Rights and all licences to the Company in respect of any such right are in full force and effect.

16.7	The Company has not (otherwise than in the ordinary and normal course of business) disclosed or permitted to be disclosed or undertaken or arranged to disclose to any person other than the Purchaser any of its know-how, trade secrets, confidential information, price lists or lists of customers or suppliers.

16.8	The Company is not subject to any secrecy agreement or agreement which may restrict the use or disclosure of information relating to any of the Intellectual Property Rights.

16.9	Nothing has been done or omitted by the Company which would enable any licensee under a licence granted by the Company to be terminated or which in any way constitutes a breach of the terms of any licence.

17.	PROPERTIES

17.1	Save for the Company’s lease of the property at [• Address] (the “Leasehold Property”), the Company does not own the lease to any other property.

17.2	The Company has paid the rent and observed and performed the covenants on the part of the tenant and the conditions contained in the lease under which the Leasehold Property is held and the last demand (or receipts for rent if issued) was unqualified, and the lease is valid and in full force.

17.3	All licences, consents and approvals required from the landlords and any superior landlords under any leases of the Leasehold Property have been obtained, and the covenants on the part of the tenant contained in the licences, consents and approvals have been duly performed and observed.

17.4	There are no rent reviews under the lease of the Leasehold Property held by the Company in progress.

17.5	No obligation necessary to comply with any notice or other requirement given by the landlord under any leases of the Leasehold Property is outstanding and unobserved and unperformed.

18.	FEES, COMMISSIONS AND BROKERAGE

18.1	No person is entitled to recover from the Company any finders fees, brokerage or other commission in connection with the sale and purchase of the Sale Shares under this Agreement.

18.2	No claim or demand for payment of commission, legal or accountancy fees or other payments has been or will be made against the Company by any person directly or indirectly in connection with the negotiations leading to this Agreement.

19.	COMPUTERS AND COMPUTER SYSTEMS

19.1	All the computers and computer systems owned by the Company or used by or on behalf of the Company (including software, peripherals, communications links and storage media):
19.1.1	are in full operating order and are fulfilling the purposes for which they were acquired or are established in an efficient manner without material downtime or errors;

19.1.2	have adequate capacity for the Company’s present needs;

19.1.3	have adequate security, back-ups, duplication, hardware and software support and maintenance (including emergency cover) and trained personnel to ensure:
(a)	that breaches of security, errors and breakdowns are kept to minimum; and

(b)	that no material disruption will be caused to the business of the Company or any material part thereof in the event of a breach of security, error or breakdown;
19.1.4	are properly documented by written technical descriptions and manuals so as to enable them to be used and operated by any reasonably qualified personnel; and

19.1.5	are under the sole control of the Company, are located in premises within Singapore owned or leased by the Company, are not shared with or used by or on behalf of or accessible by any other person and (save for software licensed to the Company) are owned by the Company.

19.2	All software used on or stored or resident in the said computers or computer systems:
19.2.1	performs efficiently in accordance with its specification and to the best of the Vendor’s knowledge information and belief, does not contain any defect or feature which may adversely affect its performance or the performance of any other software in the future or in any future circumstances;

19.2.2	is lawfully held and used and does not infringe the copyright or other Intellectual Property Rights of any person and all copies held have been lawfully made; and

19.2.3	as to the copyright therein:
(a)	in the case of software written or commissioned by the Company, is owned exclusively by the Company, no other person has rights therein or rights to use or copies of the software or source codes, and complete written listings and written copies of the source codes for the software are held by the Company;

(b)	in the case of standard package software purchased outright, is licensed to the Company on an express or implied licence which does not require the Company to make any further payments, is not terminable without the consent of the Company and which imposes no material restrictions on the use or transfer of the software; and

(c)	in the case of all other software, is licensed to the Company on the terms of a written licence which requires payment by the Company of a fixed annual licence fee but (save for reasonable fees for software support and upgrades) requires the Company to make no further or other payment, and is not terminable (save for failure to pay the licence fee) without the consent of the Company and imposes no material restrictions on the use or transfer of the software.
19.3	No software owned by or licensed to the Company is used by or licensed or sub-licensed by the Company to any other person.

19.4	All records and data stored by electronic means are capable of ready access through the present computer systems of the Company.

19.5	No person is in a position, by virtue of his rights in, knowledge of or access to any of the computer systems used by the Company or any part of them (including software) or to demand any payment in excess of any current licence fee or in excess of reasonable remuneration for services rendered, or to impose any onerous condition, in order to preserve the proper and efficient functioning of the computer systems in the future.

19.6	The appropriate employees are adequately trained to enable them to use and operate the computer systems owned or used by the Company (including software, peripherals and storage media) to the full extent of the capabilities of those systems without material assistance from any other person.

20.	BANKING AND FINANCE

20.1	The Company does not have any bank account (whether in credit or overdrawn) other than its bank account at the banks disclosed or referred to in the Disclosure Letter and details of that account, including the overdraft limit thereon, and a copy of the relevant bank mandate are set out in the Disclosure Letter and there have been no payments out of or drawings against the said account except for payment in the ordinary and proper course of business, and the balance on that account is not now substantially different from the balance stated in the Disclosure Letter.

20.2	The Company does not have any liabilities in the nature of borrowings or in respect of debentures or negotiable instruments other than cheques drawn in the ordinary course of business on the bank account referred to in paragraph 22.1 above and is not a party to any loan agreement, facility letter or other agreement for the provision of credit or financing facilities to the Company or any agreement for the sale, factoring or discounting of debts.

20.3	No circumstances have arisen which could now (or which could with the giving of notice or lapse of time or both) entitle a provider of finance to the Company (other than on a normal overdraft facility) to call in the whole or any part of the monies advanced or to enforce his security, and no provider of finance to the Company on overdraft facility has demanded repayment or indicated that the existing facility will be withdrawn or reduced or not renewed or that any terms thereof will be altered to the disadvantage of the Company.

20.4	The Company’s borrowings may be repaid by the Company at any time at no more than one (1) months’ notice and without any premium or penalty (howsoever called) on repayment.

20.5	The Company has not engaged in any borrowing or financing transaction or arrangement which does not appear as borrowings in the Audited Accounts and the Management Accounts.

20.6	The Company or any other person has given or undertaken to give any security or guarantee for any liability of the Company.

20.7	The Company has given or undertaken to give any security or guarantee for any liability of any person.

21.	CONTRACTS

21.1	None of the contracts or purported contracts of the Company is void, voidable or unenforceable by it. The Company is not in breach of any of its contractual obligations and no other party to any contract to which the Company is a party is in breach of that contract or is unlikely to be able or willing to fulfil its contractual obligations.

21.2	No event or omission has occurred or been permitted to arise which would entitle any third party to terminate prematurely any contract to which the Company is a party or call in any money or enforce any obligation before the date on which payment or performance would normally be due.

21.3	The Company has complete and accurate records of the terms of all contracts to which it is a party or by which it is bound and true, correct and complete copies of all such contracts with a value of at least S$5,000 have been delivered to the Purchaser.

21.4	Save as disclosed in the Disclosure Letter, there are no related party transactions entered into by the Company.

22.	CUSTOMERS AND SUPPLIERS

22.1	The Vendor is not aware that after Completion (whether by reason of an existing agreement or arrangement or otherwise) or as a result of the proposed acquisition of the Sale Shares by the Purchaser:
22.1.1	any supplier of the Company will cease supplying the Company or may substantially reduce its supplies to the Company; or

22.1.2	any material customer of the Company will cease to deal with the Company or may substantially reduce its existing level of business with the Company;